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                                 United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                             Transtechnology Corp
                             --------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   893889105
                                   ---------
                                (CUSIP Number)
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  CUSIP No. 893889105                   13G

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      NAME OF REPORTING PERSON
 1.   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      DePrince, Race & Zollo, Inc.
      59-3299598

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Incorporated in the State of Florida

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                          SOLE VOTING POWER
                     5.
     NUMBER OF            750,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          none
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             750,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          none
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.
      750,500
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
      No

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      11.17%

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      TYPE OF REPORTING PERSON*
12.
      IA
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                                 SCHEDULE 13 G

Item 1.

     (a) Name of Issuer
         Transtechnology Corp.

     (b) Address of Issuer's Principal Executive Offices
         150 Allen Rd
         Liberty Corner, NJ 07938

Item 2.

     (a) Name of Person Filing
         DePrince, Race & Zollo, Inc.

     (b) Address of Principal Business Office or, if none, Residence 201 S. Orange Ave, Suite 850
         Orlando, FL 32801

     (c) Citizenship
         USA

     (d) Title of Class of Securities
         common stock

     (e) CUSIP Number
         893889105

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (e) [X]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

Item 4. Ownership.

     (a)  Amount beneficially owned:
          750,500 shares

     (b)  Percent of class:
          11.17%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                750,500 shares

          (iii) Sole power to dispose or to direct the disposition of 750,500 shares

Item 5.  Ownership of Five Percent or Less of a Class.

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A

Item 9.  Notice of Dissolution of a Group

N/A
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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  Date 9/4/01

                                                  /s/ John D. Race
                                                  --------------------------
                                                                  Signature
                                                  John D. Race   -   Partner
                                                  --------------------------
                                                                 Name/Title